Exhibit 99.1

Press Release
	Contacts:	Terry Sanford, EVP & CFO Carriage Services, Inc.
FOR IMMEDIATE RELEASE		713-332-8400

Ken Dennard / ksdennard@drg-e.com Kip Rupp / krupp@drg-e.com DRG&E / 713-529-6600
CARRIAGE SERVICES ANNOUNCES
2009 RECORD FOURTH QUARTER AND YEAR END RESULTS
Company Increases Rolling Four Quarter Outlook
HOUSTON — FEBRUARY 17, 2009 — Carriage Services, Inc. (NYSE: CSV) today announced results for the fourth quarter and year ended December 31, 2009.
YEAR 2009 FINANCIAL RESULTS
     Melvin C. Payne, Chairman and Chief Executive Officer, stated, “I am proud beyond words of the amazing job our operating leaders and employees performed in 2009 during the worst economic and financial crisis since the Great Depression. We finished the year with a strong fourth quarter, including record Total Revenue of $45.1 million, record Consolidated EBITDA of $10.4 million and record tying EPS of $0.10 versus a GAAP EPS loss of $0.09 in 2008. But even though the fourth quarter was great, it was the full year 2009 performance that signaled completion of our transformation over the last six years into an outstanding deathcare operating company.” Highlights of the 2009 year compared to 2008 performance (before special charges) were as follows:
•	Record Total Revenues, up $700,000 or 0.4% from 2008 to $177.6 million;

•	Record Cemetery Preneed Property Revenue, up $4.2 million or 25.5% from 2008 to $20.8 million;

•	Record Field EBITDA, up $2.3 million or 3.9% from 2008 to $61.6 million;

•	Record Consolidated EBITDA, up $2.3 million or 5.9% from 2008 to $41.5 million;

•	Consolidated EBITDA Margin of 23.3%, up 120 basis points from 22.1% in 2008;

•	Record EPS of 40¢ under current accounting rules, up 33% from Adjusted EPS of 30¢ in 2008;

•	Record Total Trust Fund Market Value, up $60 million or 43.0% to $198.1 million at year end 2009 compared to year end 2008;

•	Completion of our $10 million Stock Repurchase Program during which we repurchased 3.1 million shares equal to 15% of fully diluted shares outstanding.

     “We had so many performance heroes in our company during 2009 that it would be impossible to list or mention them all, but suffice it to say that they know who they are and realize that each of them made an important contribution to our total company performance,” continued Mr. Payne. “More than anything else, our record performance in 2009 was not only differentiating within the universe of most public companies, it was confirmation that our Standards Operating Model in combination with our 4E Leadership Model has achieved broad traction and effectiveness and has become the defining framework for Carriage’s high performance culture.
     “We made two small but strategic acquisitions in the fourth quarter of 2009 and are actively evaluating candidates using our Strategic Acquisition Model. As consolidation of our industry continues, we are confident that we can selectively grow by acquisition which will be a smart use of our capital and add substantial value to our shareholders over the next five years.”
FOUR QUARTER OUTLOOK 2010
     “After the record performance of 2009, we are confident that our 2010 performance will be even better, so we are raising all of our key performance metrics for the four quarters ending December 31, 2010, including earnings to be in the range of $0.42 — $0.45 per diluted share,” concluded Payne.
TREND REPORTING
     Management monitors consolidated same store and acquisition field operating and financial results both on a five year and most recent rolling four quarters basis (“Trend Reports”) to reflect long term and short term trends and seasonality. “Acquisition” is defined as businesses acquired since January 2005 (date of refinancing the Senior Notes). This classification of acquisitions has been important to management and investors in monitoring the results of these businesses and to gauge the leveraging performance contribution that a selective acquisition program can have on the total company performance. Beginning in the first quarter of 2010, Acquisition will be defined as businesses owned for at least one full fiscal year. The Trend Reports highlight trends in volumes, revenues, Field EBITDA (controllable profit), Field EBITDA Margin (controllable profit margin) and the components of overhead. Trend reporting allows management to focus on the key operational and financial drivers relevant to the longer term performance and valuation of the Company’s portfolio of deathcare businesses. Please review the following table and visit the Investor Relations homepage of Carriage Services’ web site at www.carriageservices.com for a link to the five year Annual and Quarterly (most recent five quarters) Trend Reports.

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Period Ended December 31, 2009
($000’s)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2009	2008	2009

CONTINUING OPERATIONS

Same Store Contracts
Atneed Contracts	4,144	4,083	16,881	15,971
Preneed Contracts	964	962	4,019	3,792

Total Same Store Funeral Contracts	5,108	5,045	20,900	19,763
Acquisition Contracts
Atneed Contracts	664	777	2,858	2,852
Preneed Contracts	247	245	903	932

Total Acquisition Funeral Contracts	911	1,022	3,761	3,784
New Store Openings	238	184	870	815

Total Funeral Contracts	6,257	6,251	25,531	24,362

Funeral Revenue
Same Store Funeral Operations Revenue	$28,349	$28,590	$113,034	$110,776
Preneed Commission and Other Revenue	617	451	2,670	2,024

Total Funeral Same Store Revenue	28,966	29,041	115,704	112,800
Acquired Funeral Operations Revenue	4,516	4,794	18,542	18,251

Total Funeral Revenue	$33,482	$33,835	$134,246	$131,051

Cemetery Revenue
Same Store Cemetery Operations Revenue	$8,134	$8,803	$32,615	$36,021
Same Store Cemetery Financial Revenue	695	904	3,723	3,724

Total Cemetery Same Store Revenue	8,829	9,707	36,338	39,745
Acquired Cemetery Operations Revenue	1,451	1,475	6,082	6,276
Acquired Cemetery Financial Revenue	72	90	262	555

Total Cemetery Acquisition Revenue	1,523	1,565	6,344	6,831

Total Cemetery Revenue	$10,352	$11,272	$42,682	$46,576

Total Revenue from Continuing Operations	$43,834,	$45,107	$176,928	$177,627

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$11,001	$11,232	$42,587	$42,202
Same Store Funeral Field EBITDA Margin	38.0%	38.7%	36.8%	37.4%
Acquired Funeral Field EBITDA	1,383	1,478	5,736	5,780
Acquired Funeral Field EBITDA Margin	30.6%	30.8%	30.9%	31.7%

Total Funeral Field EBITDA	$12,384	$12,710	$48,323	$47,982
Total Funeral Field EBITDA Margin	37.0%	37.6%	36.0%	36.6%
Same Store Cemetery Field EBITDA	1,782	2,764	8,855	11,596
Same Store Cemetery Field EBITDA Margin	20.2%	28.5%	24.4%	29.2%
Acquired Cemetery Field EBITDA	465	417	2,105	1,996
Acquired Cemetery Field EBITDA Margin	30.5%	26.6%	33.2%	29.2%

Total Cemetery Field EBITDA	$2,247	$3,181	$10,960	$13,592
Total Cemetery Field EBITDA Margin	21.7%	28.2%	25.7%	29.2%

Total Field EBITDA from Continuing Operations	$14,631	$15,891	$59,283	$61,574
Total Field EBITDA Margin from Continuing Operations	33.4%	35.2%	33.5%	34.7%

Overhead
Total Variable Overhead	$1,449	$1,065	$3,403	$3,376
Total Regional Fixed Overhead	916	896	3,413	3,093
Total Corporate Fixed Overhead	3,413	3,503	13,311	13,646

Total Overhead	$5,778	$5,464	$20,127	$20,115
	13.2%	12.1%	11.4%	11.3%

Adjusted Consolidated EBITDA from Continuing Operations	$8,853	$10,427	$39,156	$41,459

Adjusted Consolidated EBITDA Margin from Continuing Operations	20.2%	23.1%	22.1%	23.3%
Special Charges
Litigation Settlement	$3,300	—	$3,300	—
Litigation Related Legal Costs	241	—	1,638	—
Termination Expenses	—	—	969	—
Other Special Charges	—	—	254	—

Sum of Special Charges	$3,541	—	$6,161	—

Consolidated EBITDA from Continuing Operations	$5,312	$10,427	$32,995	$41,459
	12.1%	23.1%	18.6%	23.3%
Property Depreciation & Amortization	$2,624	$2,499	$10,368	$10,339
Restricted Stock Amortization	246	266	996	1,005
Interest Expense	4,630	4,641	18,331	18,498
Interest (Income) and Other	(6)	(4)	(229)	(228)

Pretax Income	($2,182)	$3,025	$3,529	$11,845
Income tax	(531)	1,225	1,725	4,797

Net income from Continuing Operations	($1,651)	$1,800	$1,804	$7,048

	-3.8%	4.0%	1.0%	4.0%

Diluted EPS from Continuing Operations	($0.09)	$0.10	$0.09	$0.40
Diluted EPS from Continuing Operations Excluding Special Charges	$0.04	$0.10	$0.30	$0.40
Diluted Shares Outstanding	18,116,713	17,539,490	19,362,504	17,749,847

TRUST FUND PERFORMANCE
     Beginning in October 2008, Carriage management worked closely with its trust fund investment advisor, Salient Partners, to first develop and then execute a repositioning strategy to exploit the “credit and leverage” nature of the market crisis and panic by acquiring extraordinary values available in fixed income and equity securities of mostly iconic U.S. companies. Our strategy was concentrated in the common and preferred shares of large, systemically critical banks, life insurance and other financial service companies. The result of this 14 month repositioning strategy was a market value gain for the 2009 year of over $52 million or 51.3% in our discretionary accounts and $59.6 million or 43.0% in our total trust funds. The gains were achieved while simultaneously increasing our fixed income allocation (including preferred stocks) from 35% of total trust assets at year end 2008 to 49% at year end 2009, which had the result of more than doubling the market value of our fixed income portfolio to $99.3 million and increasing by 41% the annual income from our total portfolio of fixed income and equity securities. Our equity allocation declined from 51% of total trust fund assets at year end 2008 to 43% at year end 2009. We completed our repositioning strategy in mid December 2009.
     Management believes that our combined trust fund accounts now contain excess funding beyond the historical revenue and profit margins that we have achieved when contracts mature. Management estimates such current excess funding equates to about $2 per share of fully diluted shares outstanding which approximates the $35 million of currently unrealized gains. The currently embedded excess funding and any future growth could be realized through earnings over time assuming a more normal market environment without major crises. However, given the uncertainty related to predicting intermediate term market performance, we will only forecast incremental EPS contribution primarily from our perpetual care trust in our rolling four quarter outlook. Our 2010 EPS outlook includes 2-3¢ per share contribution above the historical normal trust fund component of Carriage’s EPS. Shown below are consolidated performance metrics for the combined trust fund portfolios (preneed funeral, cemetery merchandise and services and cemetery perpetual care) at key dates.

								($ in 000’s)
Discretionary Accounts					Total Trust Funds
CSV Trust Funds Market Value, Income and Yield					CSV Trust Funds Cost, Market Value, Gain
		Est.	Yield	Unrealized				Unrealized
	Market	Annual	on	Gain /		Cost	Market	Gain /
Date	Value	Income	Cost	(Loss)	Date	Basis	Value	(Loss)

12/31/08	$101,554	$5,431	5.27%	($25,753)	12/31/08	$167,242	$138,537	($28,705)
3/9/2009	$79,439	$6,611	7.16%	($40,408)	03/09/09	$156,262	$112,114	($44,147)
3/31/09	$89,249	$7,208	7.52%	($29,217)	3/31/09	$159,023	$126,324	($32,699)
6/30/09	$120,667	$7,352	7.82%	$7,014	06/30/09	$153,999	$158,928	$4,929
9/30/09	$145,776	$7,979	7.28%	$28,323	09/30/09	$159,050	$186,646	$27,596
12/31/09	$153,608	$7,656	7.65%	$33,519	12/31/09	$163,079	$198,113	$35,042

CSV Trust Funds: Market Value Performance (Gain)
	Discretionary Accounts		Total Trust Funds		Index Performance
								50/50 index
Timeframe	Amount	Percent	Amount	Percent	DJIA	S&P 500	NASDAQ	Benchmark
1 year ending 12/31/09	$52,054	51.3%	$59,576	43.0%	18.8%	23.5%	43.9%	16.20%
3/9/09 to 12/31/09	$74,169	93.4%	$85,999	76.7%	59.3%	64.8%	78.9%	n/a
3 months ending 12/31/09	$7,832	6.5%	$11,467	7.2%	7.4%	5.5%	6.4%	3.12%

CSV Trust Funds: Portfolio Profile
	12/31/2008		12/31/2009
	Total Trust Funds		Total Trust Funds
Asset Class	MV	%	MV	%

Equities	$70,213	51%	$83,155	43%
Fixed Income	$49,033	35%	$99,286	49%
Cash	$19,290	14%	$15,672	8%

Total Portfolios	$138,537	100%	$198,113	100%

CONSOLIDATED OPERATING RESULTS
     Total revenue for the fourth quarter of 2009 grew $1.3 million or 2.9% to $45.1 million from $43.8 million reported in last year’s fourth quarter as the Company experienced growth in both the funeral and cemetery segments as discussed in the following sections. Carriage earned $0.10 per diluted share for the fourth quarter of 2009 compared to a loss of $(0.09) per share in the same period last year. Fourth quarter of 2008 results included special charges associated with a litigation settlement, termination charges, and other costs that were non-recurring in nature. Excluding those charges, adjusted diluted earnings per share were $0.04 in last year’s period.
     Excellent cost and expense management produced dollar for dollar profit gains from the incremental revenue which, when combined with a reduction of overhead in the amount of $0.3 million, produced an increase in Consolidated EBITDA in the fourth quarter of $1.6 million or 17.6% to $10.4 million versus adjusted Consolidated EBITDA of $8.9 million in last year’s fourth quarter. Consolidated EBITDA Margin increased in the fourth quarter of this year by 290 basis points to 23.1% compared to adjusted Consolidated EBITDA Margin of 20.2% in the fourth quarter last year.
     For the year ended December 31, 2009, Total Revenue increased $0.7 million to $177.6 million compared to $176.9 million for 2008. Consolidated EBITDA for 2009 was $41.5 million and Consolidated EBITDA Margin was 23.3% compared to 2008 adjusted Consolidated EBITDA of $39.2 million and adjusted Consolidated EBITDA Margin of 22.1%. Diluted earnings per share from continuing operations was $0.40 in 2009 compared to diluted earnings per share of $0.09 in 2008. Excluding the special charges in 2008, adjusted diluted earnings per share from continuing operations was $0.30.

FUNERAL OPERATIONS
     Fourth quarter funeral revenue increased $0.4 million to $33.8 million compared to the prior year quarter. Contract volume was essentially flat compared to the prior year quarter while the average revenue per contract increased 1.7%. Year over year the cremation rate for the fourth quarter increased from 39.2% to 42.5%. An initiative implemented in the fourth quarter of 2008 to increase the average revenue per cremation contract, largely by converting direct cremations to cremations with services, continues to gain traction and helped not only the cremation average but also customer satisfaction levels with cremation families. Cremations with services have grown significantly from 37.7% of total cremation contracts in the fourth quarter of 2008 to 45.2% for the fourth quarter of 2009. As a result of this continuing initiative, which includes new training and new merchandise options for client families, the average revenue per cremation contract in the current quarter increased 5.3% to $2,922 from the fourth quarter of 2008.
     Funeral Field EBITDA increased 2.6% to $12.7 million compared to the fourth quarter of 2008, while the related Field EBITDA Margin increased 60 basis points from 37.0% to 37.6%. The year over year improvement in Funeral Field EBITDA and Funeral Field EBITDA Margin was substantially due to the ability of our Managing Partners to maintain their operating costs and expenses at essentially the same level as in the prior year quarter, allowing the incremental revenue to drop to Funeral Field EBITDA.
     For the year ended December 31, 2009, total funeral revenue was $131.1 million compared to $134.2 million reported in 2008, a decline of 2.4 percent. The number of contracts decreased by 1,169, or 4.6% compared to 2008, while the average revenue per contract increased 2.8%. The overall cremation rate increased from 39.8% in 2008 to 42.1% in 2009. Funeral Field EBITDA declined by only $0.3 million to $48.0 million and total Funeral Field EBITDA Margin increased 60 basis points to 36.6% because of excellent cost management.
CEMETERY OPERATIONS
     Cemetery Revenue totaled $11.3 million in the fourth quarter of 2009, an increase of $0.9 million, or 8.9% as both atneed and preneed revenues rose compared to the prior year. Cemetery Field EBITDA also increased $0.9 million to $3.2 million while Cemetery Field EBITDA Margin increased 650 basis points from 21.7% to 28.2%.
     Cemetery Revenue includes earnings from trust funds and finance charges, which increased by approximately $0.2 million compared to the fourth quarter in 2008. Income from perpetual care trust funds, where current earnings are recognized, increased by $0.4 million or 177% compared to fourth quarter 2008. Income from merchandise and services trust funds, where cumulative realized earnings are recognized at the point when the merchandise and services are provided, was $0.1 million lower than the prior year.
     For the year ended December 31, 2009, total cemetery revenue increased $3.9 million or 9.1% to $46.6 million compared to the prior year period, driven by a $4.2 million or 25.5% increase in revenue from preneed property sales. The percentage of preneed property sales that were recognized as revenue increased from 82.8% to 87.7% and the number of interment rights sold increased 23.7%. Total Cemetery Field EBITDA increased by $2.6 million or 24.0% to $13.6 million and as a result Total Cemetery Field EBITDA Margin increased 350 basis points to 29.2% from 25.7%.
     The improvement in cemetery sales revenue and profitability was primarily due to recruiting new and stronger sales managers to most of our larger parks during the last half of 2008 and subsequently adding significantly to the number and quality of sales counselors in early 2009.
OVERHEAD
     Total Overhead declined by $0.3 million or 5.2% in the 2009 fourth quarter to $5.5 million and was 12.1% of revenues as compared $5.8 million and 13.2% of revenues in the fourth quarter of 2008. For the year ended December 31, 2009, total overhead was comparable to the prior year.
SHARE REPURCHASE PROGRAM
     During 2008 the Board of Directors approved plans for common stock repurchases totaling $10 million. In 2008, the Company repurchased 1,730,969 shares at an aggregate cost of $5,740,000 and an average cost per share of $3.29. In 2009, the Company repurchased 1,377,882 shares at an aggregate cost of $4,260,000 and an average cost per share of $3.09. At the completion of the program in the fourth quarter of 2009, the Company had repurchased a total of 3,108,851 shares for $10 million at an average cost per share of $3.19.
CASH FLOW
     Carriage produced Free Cash Flow (defined as cash flow from operations less maintenance capital expenditures) of $6.2 million during the fourth quarter of 2009 compared to $5.6 million for the corresponding 2008 period. Free Cash Flow for the full year 2009 was $14.2 million equal to $0.80 per share compared to $13.5 million equal to $0.70 per share in 2008. The sources and uses of cash for 2009 consisted of the following (in millions):

Adjusted cash flow provided by operations(1)	$19.4

Cash used for maintenance capital expenditures	(5.2)

Adjusted Free Cash Flow	$14.2

Cash at beginning of year	5.0

Acquisitions	(3.1)

Cash used for growth capital expenditures — funeral homes	(0.8)

Cash used for growth capital expenditures — cemeteries	(3.3)

Cash used for litigation settlement	(3.3)

Share repurchase program	(4.3)

Other investing and financing activities, net	(0.8)

Cash at December 31, 2009	$3.6

(1)	Cash provided by operations excludes the $3.3 million litigation settlement reported in the fourth quarter of 2008 and paid in the first quarter of 2009.
BANK CREDIT FACILITY
     The Company amended and extended its bank credit facility with its lenders, Bank of America and Wells Fargo, during the fourth quarter of 2009. The amended credit facility is in the amount of $40 million with an accordion provision for an additional $20 million and matures in November 2012. The primary purpose of the credit facility is to provide acquisition financing. As of this date, the facility is undrawn.
OUTLOOK
     The Four Quarter Outlook ranges for the rolling four quarter period ending December 31, 2010 are intended to approximate what the Company believes will be the sustainable earning power of its portfolio of deathcare assets over the next four quarters as its three models are effectively executed. Performance drivers include funeral contract volumes, cremation mix, preneed sales, preneed maturities and deliveries, average revenue per service and overhead items. Other variables include the effective tax rate, which is currently estimated to be approximately 40% and the estimated number of diluted shares outstanding which is currently estimated to be approximately 17.8 million. Though we expect to acquire businesses during 2010, we have not forecast any acquisitions in the Four Quarter Outlook ending December 31, 2010 because of the uncertainty as to the timing and size of acquisitions.

ROLLING FOUR QUARTER OUTLOOK — Period Ending December 31, 2010
(amounts in millions, except per share amounts)

Range
Revenues	$180 — $184
Field EBITDA	$63 — $65
Field EBITDA Margin	35%
Total Overhead	$20.5 — $21.5

Consolidated EBITDA	$42.5 — $43.5
Consolidated EBITDA Margin	23.6%

Interest	$18.0
Depreciation & Amortization	$12.0
Income Taxes	$5.0 — $5.4
Net Income	$7.5 — $8.1
Diluted Earnings Per Share	$0.42 — $0.45
Free Cash Flow	$14.5 — $15.5
Earnings for this period are expected to increase relative to the year ended December 31, 2009 for the following reasons:
•	Increase in Funeral Revenue and Funeral Field EBITDA from the acquisition of two businesses in Q4 2009

•	Increase in the average revenue per funeral service

•	Higher cemetery financial revenue
Long Term Outlook — Through 2014 (Base Year 2009)
     Revenue growth of 6-7% annually, including acquisitions
     Consolidated EBITDA growth of 8-10% annually, including acquisitions
     Consolidated EBITDA Margin range of 24-26%
     EPS growth of 14-16% annually, including acquisitions
CONFERENCE CALL
     Carriage Services has scheduled a conference call for tomorrow, Thursday, February 18, 2010 at 10:30 a.m. eastern time. To participate in the call, please dial 480-629-9772 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A telephonic replay of the conference call will be available through February 25, 2010 and may be accessed by dialing 303-590-3030 and using pass code 4206545#. An audio archive will also be available on the company’s website at www.carriageservices.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at 713-529-6600 or email kcroan@drg-e.com.
     Carriage Services is a leading provider of death care services and products. Carriage operates 138 funeral homes in 25 states and 32 cemeteries in 11 states.
USE OF NON-GAAP FINANCIAL MEASURES
     This press release uses the following Non-GAAP financial measures “free cash flow” and “EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses Field EBITDA and Field EBITDA Margin to monitor and compare the financial performance of the individual funeral and cemetery field businesses. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. Reconciliations of the Non-GAAP financial measures to GAAP measures are provided at the back of the press release.
     The Company categorizes its general and administrative expenses into three categories of overhead: (1) variable overhead, (2) regional fixed overhead and (3) corporate fixed overhead. Variable overhead consists of cost and expense such as incentive compensation which will vary with profitability and legal expense unrelated to day to day operations. Regional fixed overhead and corporate fixed overhead represent the cost and expenses of regional operations leaders and the home office and will not vary as a result of profitability. Special charges are considered by management to be unusual in nature, unique and not expected to occur in the normal course of business.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the

Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2008, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
- Financial Statements and Tables to Follow -

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share data)

	December 31,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$5,007	$3,616
Accounts receivable, net of allowance for bad debts	14,637	15,177
Inventories and other current assets	15,144	14,683

Total current assets	34,788	33,476

Preneed cemetery and funeral trust investments	125,843	183,484
Preneed receivables, net of allowance for bad debts	13,783	16,782
Receivables from preneed funeral trusts	12,694	14,629
Property, plant and equipment, net of accumulated depreciation	126,164	124,800
Cemetery property	70,213	71,661
Goodwill	164,515	166,930
Deferred charges and other non-current assets	12,293	7,536

Total assets	$560,293	$619,298

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and obligations under capital leases	$815	$558
Accounts payable and accrued liabilities	25,860	20,914

Total current liabilities	26,675	21,472

Senior long-term debt, net of current portion	132,345	131,898
Convertible junior subordinated debenture due in 2029 to an affiliated trust	93,750	93,750
Obligations under capital leases, net of current portion	4,572	4,418
Deferred preneed cemetery and funeral revenue	73,638	75,834
Deferred preneed cemetery and funeral receipts held in trust	99,525	143,101
Care trusts’ corpus	26,078	40,403

Total liabilities	456,583	510,876

Commitments and contingencies
Redeemable Preferred Stock	200	200

Stockholders’ equity:
Common Stock, $.01 par value; 80,000,000 shares authorized; 19,562,000 and 20,411,000 issued in 2008 and 2009, respectively	196	205
Additional paid-in capital	195,104	197,033
Accumulated deficit	(86,050)	(79,016)
Treasury stock, at cost; 1,731,000 and 3,109,000 shares at 12/31/08 and 12/31/09, respectively	(5,740)	(10,000)

Total stockholders’ equity	103,510	108,222

Total liabilities and stockholders’ equity	$560,293	$619,298

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the years ended December 31,
	2008	2009
Revenues	$176,928	$177,627
Field costs and expenses	133,885	131,509

Gross profit	43,043	46,118

Corporate costs and expenses	18,112	16,003

Operating income	24,931	30,115
Interest expense, net of interest income and other	(18,102)	(18,270)
Litigation settlement	(3,300)	—

Income from continuing operations before income taxes	3,529	11,845
Provision for income taxes	(1,725)	(4,797)

Net income from continuing operations	1,804	7,048
Income (loss) from discontinued operations, net of tax	(1,546)	—

Net Income	258	7,048
Preferred stock dividend	10	14

Net income available to common stockholders	$248	$7,034

Basic earnings (loss) per common share:
Continuing operations	$0.09	$0.40
Discontinued operations	(0.08)	—

Net income	$0.01	$0.40

Diluted earnings (loss) per common share:
Continuing operations	$0.09	$0.40
Discontinued operations	(0.08)	—

Net income	$0.01	$0.40

Weighted average number of common and common equivalent shares outstanding:
Basic	19,054	17,573

Diluted	19,362	17,749

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	For the years ended December 31,
	2008	2009

Cash flows from operating activities:
Net income	$258	$7,048
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations, net of tax	1,546	—
Depreciation and amortization	10,372	10,339
Amortization of deferred financing costs	725	767
Provision for losses on accounts receivable	4,034	3,937
Stock-based compensation expense	1,548	1,588
Deferred income taxes	1,648	4,797
Other	(90)	(37)
Changes in operating assets and liabilities that provided (required) cash, net of effects from acquisitions
Accounts and preneed receivables	2,319	(7,241)
Inventories and other current assets	857	220
Deferred charges and other	60	(108)
Preneed funeral and cemetery trust investments	(4,260)	(3,737)
Accounts payable and accrued liabilities	4,481	(5,372)
Deferred preneed funeral and cemetery revenue	(11,239)	(784)
Deferred preneed funeral and cemetery receipts held in trust	7,238	4,678
Net cash provided by operating activities of discontinued operations	155	—

Net cash provided by operating activities	19,652	16,095
Cash flows from investing activities:
Acquisitions	—	(3,102)
Sales proceeds withdrawn from restricted accounts and other	—	67
Capital expenditures	(12,876)	(9,370)
Net cash provided by investing activities of discontinued operations	1,029	—

Net cash used in investing activities	(11,847)	(12,405)
Cash flows from financing activities:
Payments on senior long-term debt and obligations under capital leases	(1,182)	(778)
Proceeds from the exercise of stock options and employee stock purchase plan and tax benefit from stock based compensation	688	476
Purchase of treasury stock	(5,740)	(4,260)
Dividend on redeemable preferred stock	(10)	(14)
Other financing expenses	—	(505)

Net cash used in financing activities	(6,244)	(5,081)

Net increase (decrease) in cash and cash equivalents	1,561	(1,391)
Cash and cash equivalents at beginning of year	3,446	5,007

Cash and cash equivalents at end of year	$5,007	$3,616

CARRIAGE SERVICES, INC.
Selected Financial Data
December 31, 2009
(unaudited)

Selected Balance Sheet Data:	12/31/2008	12/31/2009
Cash and cash equivalents	$5,007	$3,616
Total Senior Debt (a)	137,732	136,874
Days sales in funeral accounts receivable	21.3	20.0
Senior Debt to total capitalization	41.1	40.4
Senior Debt to EBITDA from continuing operations (rolling twelve months)	4.3	3.3

(a)	Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income from continuing operations to adjusted EBITDA from continuing operations for the three months ended and year ended December 31, 2008 and 2009 and the estimated rolling four quarters ended December 31, 2010 (presented at the midpoint of the range identified in the release)(in 000’s):

	Three months	Three months
	ended	Ended
	12/31/2008	12/31/2009
Net income (loss) from continuing operations	$(1,651)	$1,800
Provision (benefit) for income taxes	(531)	1,225

Pre-tax earnings (loss) from continuing operations	(2,182)	3,025
Net interest expense, including loan cost amortization	4,624	4,637
Depreciation & amortization	2,870	2,751
Special Charges	3,541	—

Adjusted EBITDA from continuing operations	$8,853	$10,413

Revenue from continuing operations	$43,834	$45,107
Adjusted EBITDA margin from continuing operations	20.2%	23.1%

Reconciliation of Non-GAAP Financial Measures, Continued:

			Rolling
	Twelve months	Twelve months	Four Quarter
	ended	ended	Outlook
	12/31/2008	12/31/2009	12/31/2010 E
Net income from continuing operations	$1,804	$7,048	$7,700
Provision for income taxes	1,725	4,797	5,300

Pre-tax earnings from continuing operations	3,529	11,845	13,000
Net interest expense, including loan cost amortization	18,102	18,270	18,000
Depreciation & amortization	11,364	11,344	12,000
Special Charges	6,161	—	—

Adjusted EBITDA from continuing operations	$39,156	$41,459	$43,000

Revenue from continuing operations	$176,928	$177,627	$182,000
Adjusted EBITDA margin from continuing operations	22.1%	23.3%	23.6%
Reconciliation of cash provided by operating activities from continuing operations to free cash flow (in 000’s):

	Three months	Three months
	ended	ended
	12/31/2008	12/31/2009
Cash provided by operating activities from continuing operations	$7,441	$8,177
Less maintenance capital expenditures from continuing operations	(1,794)	(1,930)

Free cash flow from continuing operations	$5,647	$6,247

	Twelve months	Twelve months
	ended	ended
	12/31/2008	12/31/2009
Cash provided by operating activities from continuing operations	$19,497	$16,095
Cash used for litigation settlement	—	3,300

Adjusted free cash flow from continuing operations	$19,497	$19,395
Less maintenance capital expenditures from continuing operations	(5,984)	(5,250)

Adjusted free cash flow from continuing operations	$13,513	$14,145

Diluted shares outstanding	19,362	17,749
Adjusted free cash flow per share	$0.70	$0.80

Reconciliation of diluted earnings per share to adjusted diluted earnings per share for the fourth quarter of 2008 (in 000’s):

	As	Litigation	Tax Rate
	Reported	Charges	Change	Adjusted
Pre-tax income (loss) from continuing operations	$(2,182)	$3,541	$—	$1,359
Income tax (expense) benefit	531	(1,728)	532	(665)

Net income (loss)	$(1,651)	$1,813	$532	$694
Diluted earnings (loss) per share	$(0.09)	$0.10	$0.03	$0.04